Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

April 19, 2021

ADOMANI, Inc.

1215 Graphite Drive

Corona, California 92881

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of an aggregate of 73,237,505 shares (the “Shares”) of the common stock, par value $0.00001 per share, of ADOMANI, Inc., a Delaware corporation (the “Company”), of which: (i) 11,500,000 of such Shares (the “Initial Closing Shares”) were issued to the selling stockholders on December 29, 2020 pursuant to the terms of that certain Securities Purchase Agreement, dated as of December 24, 2020 (the “Purchase Agreement”) by and among the Company and the selling stockholders in connection with the initial closing of a private placement (the “Financing”); (ii) up to 8,625,001 of such Shares (the “Initial Closing Warrant Shares”) are issuable upon the exercise of warrants (the “Initial Closing Warrants”) that were issued to the selling stockholders on December 29, 2020 pursuant to the terms of the Purchase Agreement in connection with the initial closing of the Financing; (iii) up to 38,333,334 of such Shares (the “Second Closing Shares”) may become issuable to the selling stockholders at a second closing of the Financing pursuant to the terms of the Purchase Agreement if certain milestones set forth in the Purchase Agreement (the “Milestones”) are satisfied; and (iv) up to 19,166,670 of such Shares (the “Second Closing Warrant Shares”) issuable upon the exercise of warrants (the “Second Closing Warrants”) that may become issuable to the selling stockholders at a second closing of the Financing pursuant to the terms of the Purchase Agreement if the Milestones are satisfied.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s certificate of incorporation and bylaws, in each case, as amended to date, the corporate action of the Company that provides for the issuance of the Shares, and the following documents: (a) the Purchase Agreement; (b) the Initial Closing Warrants; and (c) the form of Second Closing Warrant attached as an exhibit to the Purchase Agreement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Further, with respect to the Second Closing Shares and the Second Closing Warrants, we have assumed the achievement of all applicable Milestones set forth in the Purchase Agreement.

Our opinions set forth below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Page 2 April 19, 2021

Based upon and subject to the foregoing and in reliance thereon, we are of the opinion that:

(1)    The Initial Closing Shares have been validly issued and are fully paid and nonassessable.

(2)    The Second Closing Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

(3)    The Initial Closing Warrant Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Initial Closing Warrants, will be validly issued, fully paid and nonassessable.

(4)    The Second Closing Warrant Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Second Closing Warrants, will be validly issued, fully paid and nonassessable.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP